Exhibit 5.1
[Letterhead of Allen & Gledhill LLP]
Chartered Semiconductor Manufacturing Ltd,
60, Woodlands Industrial Park D,
Street 2,
Singapore 738406.
28 November 2008
Dear Sirs,
1. We have acted as Singapore legal advisers to Chartered Semiconductor Manufacturing Ltd (the “Company”), a company organised under the laws of Singapore, in connection with a registration statement on Form F-3 (the “Form F-3”) to be filed by the Company with the Securities and Exchange Commission (“SEC”) in the United States on 28 November 2008 (the “Registration Statement”), for the registration under the United States Securities Act of 1933, as amended, of (a)(i) one or more series of debt securities (the “Debt Securities”), (ii) ordinary shares, including ordinary shares represented by American Depositary Shares (the “Ordinary Shares”), (iii) preference shares (the “Preference Shares” and collectively with the Ordinary Shares, the “Shares”) and (iv) warrants (including warrants in the form of rights) which may be exercisable for Debt Securities, Ordinary Shares, Preference Shares or other securities (the “Warrants”), to be issued by the Company and (b) an indeterminate number of Ordinary Shares up to a total dollar amount of US$1,000,000,000 as may be offered from time to time by Singapore Technologies Semiconductors Pte Ltd, or any of its pledges or donees (all of the foregoing together referred to as the “Selling Shareholder”).
2. We have examined the following documents:-
(a)	a copy of the Form F-3;

(b)	a copy of the form of indenture (the “Indenture”) to be entered into between the Company and a trustee (the “Trustee”) for the purposes of the issuance of any Debt Securities;

(c)	copies of the Memorandum of Association and Articles of Association of the Company, the Certificate of Incorporation of the Company and the Certificate of Incorporation on Conversion to a public company of the Company; and

(d)	such records of corporate proceedings, certificates, records and documents of the Company (together, the “Corporate Documents”) as we have deemed relevant and necessary for the purposes of this opinion.
3. We have assumed:-
(a)	the genuineness of all signatures, seals and chops (if any) on all documents and the completeness, and the conformity to original documents, of all copies submitted to us;

(b)	that the copies of the Memorandum and Articles of Association and the Certificate of Incorporation of the Company and the Certificate of Incorporation on Conversion to a public company of the Company submitted to us for examination are true, complete and up-to-date copies;

(c)	the conformity to the original documents of all documents produced to us as copies and the authenticity of the original documents which, or copies of which, have been submitted to us;

(d)	that copies of the Corporate Documents submitted to us for examination are true, complete and up to date copies;

(e)	that authority or mandate granted by shareholders, as evidenced in the Corporate Documents, have not been rescinded or modified and they remain in full force and effect and that no other resolution or other action has been taken which may affect the validity of such authority or mandate;

(f)	all proceedings taken and proposed to be taken by the Company in connection with the authorisation and issuance of the Debt Securities, the Warrants and the Shares will be timely and properly completed, in accordance with all requirements of applicable United States federal, New York and Singapore laws, in the manner presently proposed;

(g)	that, at the time of the issue of the Preference Shares, the Articles of Association of the Company will have been amended to set out the rights of the holders of the Preference Shares with respect to repayment of capital, participation in surplus assets and profits, cumulative or non-cumulative dividends, voting and priority of payment of capital and dividend in relation to other shares or other classes of preference shares;

(h)	that, at the time of the issue of the Shares, the Debt Securities and the Warrants, there will be subsisting a valid authority given pursuant to Section 161 of the Companies Act, Chapter 50 of Singapore for the issuance of the Shares;

(i)	that, at the time of the issue of the Debt Securities:-
(i)	the Debt Securities have been duly established in accordance with the terms of the applicable Indenture (including, without limitation, the adoption by the Board of Directors of the Company of a resolution duly authorising the issuance and delivery of the Debt Securities), duly authenticated by the Trustee and duly executed and delivered on behalf of the Company against payment therefor in accordance with the terms and provisions of the applicable Indenture and as contemplated in the Form F-3 and all documents and supplements filed with the SEC in relation thereto (together, the “SEC Registration Documents”);
(ii)	the applicable Indenture has been duly authorised by all necessary corporate action by the Company and has been duly executed and delivered by the Company;

(iii)	the Trustee for each Indenture is duly organised, validly existing and in good standing under the laws of its jurisdiction of organisation;

(iv)	the Trustee is duly qualified to engage in the activities contemplated by the applicable Indenture;

(v)	the applicable Indenture has been duly authorised, executed and delivered by the Trustee and constitutes a legally valid, binding and enforceable obligation of the Trustee, enforceable against the Trustee in accordance with its terms;

(vi)	the Trustee is in compliance, generally and with respect to acting as Trustee under the applicable Indenture, with all applicable laws and regulations;

(vii)	the Trustee has the requisite organisational and legal power and authority to perform its obligations under the applicable Indenture;

(viii)	the terms of the Debt Securities as executed and delivered are as described in the SEC Registration Documents;

(ix)	the Debt Securities as executed and delivered do not violate any law applicable to the Company or result in a default under or breach of any agreement or instrument binding upon the Company; and

(x)	the Debt Securities as executed and delivered comply with all requirements and restrictions, if any, applicable to the Company, whether or not imposed by any court or governmental or regulatory body having jurisdiction over the Company; and
(j)	that, at the time of the issue of the Warrants:-
(i)	the Warrants have been duly established in accordance with the terms of the applicable warrant agreement (the “Warrant Agreement”) entered into between the Company and a warrant agent (the “Warrant Agent”) (including, without limitation, the adoption by the Board of Directors of the Company of a resolution duly authorising the issuance and delivery of the Warrants), duly authenticated by the Warrant Agent and duly executed and delivered on behalf of the Company against payment therefor in accordance with the terms and provisions of the applicable Warrant Agreement and as contemplated by the SEC Registration Documents;

(ii)	the applicable Warrant Agreement has been duly authorised by all necessary corporate action by the Company and has been duly executed and delivered by the Company;

(iii)	the Warrant Agent for each Warrant Agreement is duly organised, validly existing and in good standing under the laws of its jurisdiction of organisation;

(iv)	the Warrant Agent is duly qualified to engage in the activities contemplated by the applicable Warrant Agreement;

(v)	the applicable Warrant Agreement has been duly authorised, executed and delivered by the Warrant Agent and constitutes a legally valid, binding and enforceable obligation of the Warrant Agent, enforceable against the Warrant Agent in accordance with its terms;

(vi)	the Warrant Agent is in compliance, generally and with respect to acting as Warrant Agent under the applicable Warrant Agreement, with all applicable laws and regulations;

(vii)	the Warrant Agent has the requisite organisational and legal power and authority to perform its obligations under the applicable Warrant Agreement;

(viii)	the terms of the Warrants and Warrant Agreements as executed and delivered are as described in the SEC Registration Documents;

(ix)	the terms of such Warrants and Warrant Agreements as executed and delivered do not violate any law applicable to the Company or result in a default under or breach of any agreement or instrument binding upon the Company; and

(x)	the Warrants and Warrant Agreements as executed and delivered comply with all requirements and restrictions, if any, applicable to the Company, whether or not imposed by any court or governmental or regulatory body having jurisdiction over the Company.
4. Based upon and subject to the foregoing, and subject to any matters not disclosed to us, we are of the opinion that:-
(a)	the Shares will be duly authorised and, upon receipt of the approval of the Board of Directors of the Company or a committee thereof for the allotment and issue of the Shares and, upon the issue of share certificates representing the Shares in accordance with the Articles of Association of the Company against payment for the Shares, the Shares will be validly issued, fully paid and non-assessable;

(b)	the 1,510,324,883 Ordinary Shares stated in the Form F-3 as being held by the Selling Shareholder as at 25 November 2008 have been duly authorised and are validly issued, fully paid and non-assessable;

(c)	the Debt Securities, when issued and sold as contemplated in the SEC Registration Documents, will constitute valid and legally binding obligations of the Company; and

(d)	the Warrants, when issued and sold as contemplated in the SEC Registration Documents, will constitute valid and legally binding obligations of the Company.
For the purposes of this opinion we have assumed that the term “non-assessable” in relation to the Shares to be issued means under Singapore law that holders of such Shares, having fully paid up all amounts due on such Shares, are under no further personal liability to contribute to the assets or liabilities of the Company in their capacities purely as holders of such Shares.
5. We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended or the rules and regulations of the SEC thereunder.
6. The qualifications to which this opinion is subject are as follows:
(a)	enforcement of any obligations of the Company may be affected by prescription or lapse of time, bankruptcy, insolvency, liquidation, reorganisation, reconstruction or similar laws generally affecting creditors’ rights;

(b)	where obligations are to be performed in a jurisdiction outside the Republic of Singapore, they may not be enforceable in the Republic of Singapore to the extent that performance would be illegal or contrary to public policy under the laws of that jurisdiction;

(c)	this opinion is given on the basis that there will be no amendment to or termination or replacement of the documents, authorisations and approvals referred to in paragraph 2 of this opinion and on the basis of the laws of the Republic of Singapore in force as at the date of this opinion. This opinion is also given on the basis that we undertake no responsibility to notify any addressee of this opinion of any change in the laws of the Republic of Singapore after the date of this opinion that may alter, affect or modify the opinion expressed herein; and

(d)	except as may be provided for under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore, a person who is not a contracting party to an agreement is not entitled to the benefits of the agreement and may not enforce the agreement.
7. This opinion relates only to the laws of general application of the Republic of Singapore as at the date hereof and as currently applied by the courts of the Republic of Singapore, and is given on the basis that it will be governed by and construed in accordance with the laws of the Republic of Singapore. We have made no investigation of, and do not express or imply any views on, the laws of any country other than the Republic of Singapore.
Yours faithfully
/s/ Allen & Gledhill LLP